Exhibit 2.1

TERMINATION, SETTLEMENT AND RELEASE AGREEMENT

THIS TERMINATION, SETTLEMENT AND RELEASE AGREEMENT TO THE BUSINESS COMBINATION AGREEMENT (this “Termination Agreement”) dated as of November 22, 2023, (the “Effective Date”) is made by and among Rose Hill Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), Inversiones e Inmobiliaria GHC Ltda., a limited liability company organized under the laws of Chile (the “Company”), and Alejandro García Huidobro Empresario Individual (“AGH”). SPAC, the Company and AGH shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WITNESSETH

WHEREAS, the Parties, together with Prize SuperFoods, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Prize Investments, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and Prize Holding Chile SpA, a simplified stock corporation under the laws of Chile, previously entered into that certain Business Combination Agreement, dated as of October 19, 2022 (as amended on July 17, 2023 and October 18, 2023 and as it may be further amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Parties wish to terminate the Business Combination Agreement by mutual written agreement.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1.
Termination. The Business Combination Agreement is hereby terminated by mutual written consent of the Parties as of the Effective Date pursuant to Section 9.1(a) of the Business Combination Agreement. The Parties further acknowledge and agree that, as of the Effective Date and by virtue of the termination of the Business Combination Agreement hereby, each of the Transaction Agreements shall terminate in accordance with its terms.

2.
No compensation. The Parties expressly state there are no amounts owed and due of any kind with respect to the Business Combination Agreement. Therefore, the Parties are not entitled to seek any payment or different consideration of any kind, under or arising from the terms of the Business Combination Agreement.

3.
No survival. As of the Effective Date, all Parties’ right, title, and interest in and rights, duties and obligations with respect to the Business Combination Agreement will terminate and be of no further legal force or effect, except that, notwithstanding anything to the contrary contained in the Business Combination Agreement (together with the other documents and transactions contemplated thereby), this Termination Agreement, the Confidentiality Agreement or any of the Transaction Agreements, the provisions set forth in section 9.2(b) of the Business Combination Agreement and the Confidentiality Agreement shall survive the termination of the Business Combination Agreement and remain in full force and effect.

4.
Release. The Parties each release and discharge each other, and all of their respective successors, assigns, parents, subsidiaries, divisions, affiliated and related entities, officers, directors, members, employees, shareholders, agents, partners, and attorneys from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, that arise from or relate the Business Combination Agreement.

5.
No admission of liability. This Termination Agreement and compliance with it shall not operate or be construed as an admission by any Party of any liability, misconduct or wrongdoing whatsoever against any Party released herein, and shall not be construed as an admission of a violation of the rights of any Party, or as a violation of any law, rule, regulation, or ordinance. Each Party expressly denies and wrongdoing or liability to any Party. Each Party has freely entered into this Termination Agreement, and neither Party has relied upon any statements, promise, or representation from any other Party in entering this Termination Agreement.

6.
Authorities. Each person signing this Termination Agreement on behalf of a party represents and warrants that the execution and performance of this Termination Agreement has been duly authorized by all necessary laws, resolutions, and corporate action, and this Termination Agreement constitutes the valid, binding, and enforceable obligations of every Party in accordance with its term.

7.
Severability. If any provision of this Termination Agreement is held to be invalid, void or unenforceable, the balance of the provisions will, nevertheless, remain in full force and effect and will in no way be affected, impaired, or invalidated.

8.
Governing law. This Termination Agreement and all disputes or controversies arising out of or relating to this Termination Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof,

9.
Counterparts. This Termination Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Termination Agreement or in any other certificate, agreement or document related to this Termination Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper- based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Termination Agreement to be executed as of the Effective Date.

ROSE HILL ACQUISITION CORPORATION

By:	/s/ Albert Hill IV
Name: Albert Hill IV
Title: Co-Chief Financial Officer

INVERSIONES E INMOBILARIA GHC LTDA

By:	/s/ Alejandro Garcia Huidobro Empresario
Name: Alejandro Garcia Huidobro Empresario
Title: Administrator and Legal Representative

ALEJANDRO GARCÍA HUIDOBRO EMPRESARIO INDIVIDUAL

/s/ Alejandro Garcia Huidobro Empresario

[Signature Page to Termination Agreement to the Business Combination Agreement]